Exhibit 10.24

MOCON, INC.

DESCRIPTION OF EXECUTIVE OFFICER

COMPENSATION ARRANGEMENTS

All of the employees of MOCON, Inc., including executive officers, are employed “at will” and do not have employment agreements with MOCON. MOCON has, however, entered into a written Executive Severance Agreement, a form of which was filed as an exhibit to our Annual Report on Form 10-K for our fiscal year ended December 31, 2007, with six of our full-time officers, including each of our executive officers listed below. The following is a description of oral compensation arrangements for 2015 between MOCON, Inc. and our executive officers who are listed as “named executive officers” in our proxy statement relating to our 2015 annual meeting of shareholders:

Name of Executive Officer	Title	Base Salary	Bonus Arrangements	Stock Options	Other
Robert L. Demorest	Chairman, President and Chief Executive Officer	$385,000 per year	See footnotes (1) and (2) below	Stock options to purchase shares of MOCON common stock are granted from time to time in the sole discretion of the Compensation Committee of the MOCON board of directors

Under the MOCON, Inc. Savings and Retirement Plan, participants, including executive officers, may voluntarily request that MOCON reduce pre-tax compensation by up to 75 percent (subject to certain special limitations) and contribute such amounts to a trust. MOCON contributed an amount equal to 50 percent of the first 6 percent of the amount that each participant contributed under this plan. MOCON provides an automobile for each of its full-time executive officers. Executive Officers generally receive 3-5 weeks of vacation per year. Executive officers are reimbursed for expenses incurred in the ordinary course of business.

Executive officers receive other benefits received by other MOCON employees, including health, dental and life insurance benefits.

Donald N. DeMorett	Chief Operating Officer	$260,000 per year	See footnotes (1) and (2) below	See above	See above
Elissa Lindsoe	Vice President, Chief Financial Officer, Treasurer and Secretary	$240,000 per year	See footnotes (1) and (2) below	See above	See above
Daniel W. Mayer	Executive Vice President, Chief Technology Officer	$266,000 per year	See footnotes (1) and (2) below	See above	See above

(1)

MOCON provides its executive officers and other employees a direct financial incentive to achieve MOCON’s current profit goals through the MOCON, Inc. Incentive Pay Plan, which was filed as an exhibit to MOCON’s annual report on Form 8-K filed on December 29, 2014. Under the Incentive Pay Plan, annual goals are measured by MOCON’s operating income, revenue growth and specified objectives for Messrs. Demorest, DeMorett, Mayer, and Ms. Lindsoe, who have overall corporate responsibilities. The Incentive Pay Plan contemplates that each year the Compensation Committee will establish goal amounts for MOCON’s executive officers and will determine the percentage of salary at goal for MOCON’s executive officers and the weighting for each of the components. The Compensation Committee, has established the goal amounts, objectives and weighting for 2015 and determined these percentages. Although the goal amounts are confidential, the 2015 percentages of salary at goal range from forty percent to sixty-five percent of 2015 base salary earned, at goal, with the actual incentive paid based on the percentage of goal achieved, up to a maximum of one hundred fifty percent. The fiscal 2015 goals and percentages of salary were set forth in resolutions approved by the Compensation Committee and are not otherwise set forth in any written agreements between MOCON and the executive officers. The following are the amounts paid to each of MOCON’s executive officers under the Incentive Pay Plan with respect to fiscal 2014: Mr. Demorest: $198,868; Mr. DeMorett: $113,419, Ms. Lindsoe: $30,000 and Mr. Mayer: $105,870. These amounts were paid in March 2015.

(2)

For fiscal 2015, the Compensation Committee established individual special performance related bonus arrangements for Messrs. Demorest, DeMorett, Mayer, and Ms. Lindsoe to further motivate these individuals to attain certain company-related performance goals in addition to the profitability performance-related goals covered under MOCON’s Incentive Pay Plan. While the specific performance goals remain confidential, the bonuses if paid will be in the form of an extra week of paid vacation and an all-expense paid trip for two, up to maximum amounts ranging from $15,000 to $20,000. The terms of the fiscal 2015 special performance related bonuses were set forth in resolutions approved by the Compensation Committee and are not otherwise set forth in any written agreements between MOCON and the executive officers.